Exhibit 19.1

PALVELLA THERAPEUTICS, INC.

INSIDER TRADING POLICY

Effective March 28, 2025

I. Purpose

It is illegal for any employee, officer or director of Palvella Therapeutics, Inc. (the “Company”) to trade in the securities of the Company while in the possession of material non-public information about the Company. It is also illegal for any employee, officer or director of the Company to give (deliberately or inadvertently) material non-public information to others who may trade on the basis of that information. The Company has adopted this Insider Trading Policy (this “Policy”) in order to take an active role in the prevention of violations of such insider trading laws and to provide guidelines to all of the Company’s officers, directors and employees, and to members of their immediate families and others living in their households or under their control, as well as the Company’s outside advisors.

II. Persons Subject to the Policy

This Policy applies to (i) all officers, directors and employees of the Company and any of its subsidiaries, (ii) immediate family members (as defined below) and any persons that reside in the same household as any of the foregoing persons and (iii) any other person whose transactions in Company Securities (as defined below) are directed by, or subject to influence and control by the foregoing persons, and any trust, partnership, corporation or other entity over which such persons have investment control (collectively, “Insiders”). Individuals subject to this Policy are responsible for ensuring that immediate family members and members of their households comply with this Policy and therefore should make them aware of the need to confer with you before they trade in Company Securities (as defined below) and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of your immediate family members (as defined below) where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your immediate family members.

For purposes of this Policy, “immediate family member” means any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in item (i) above.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by this Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control. Consultants and outside advisors are not Company employees, and nothing in this Policy should be construed to the contrary.

Persons in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries when their employment or service terminates may not trade in

Company Securities (as defined below) until that information has become public or is no longer material.

III. Transactions Subject to the Policy

This Policy applies to all transactions in securities of the Company (collectively referred to in this Policy as “Company Securities”), including common stock, options to purchase common stock, preferred stock, convertible debt and warrants, restricted stock units or any other type of securities that the Company has or may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.

IV. General Policy

No Insider who is in possession of material, non-public information may, either directly or indirectly, (i) purchase or sell Company Securities, or, (ii) without the consent of the Company, provide material non-public information to any other person outside of the Company, including family and friends, provided that notwithstanding the foregoing (y) a director may provide material non-public information to their employer provided such employer either (1) otherwise complies with this paragraph or (2) has established its own insider trading controls and procedures in compliance with applicable security laws or (z) an Insider may disclose material, non-public information as required by law.

Insiders may not disclose, convey or “tip” material non-public information to any person (including family members) by providing them with material, non-public information other than to disclose on a “need to know” basis to directors, officers and employees of the Company or outside advisors in the course of performing their duties for the Company (it being understood that directors may disclose material non-public information to their employers; provided that such employer either (i) complies with the requirements of the first paragraph of this Section IV or (ii) has established its own insider trading controls and procedures in compliance with applicable securities laws). When sharing material, non-public information with other directors, officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on material non-public information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in Company Securities based on such information. Additionally, Insiders shall not make recommendations or express opinions on the basis of material, non-public information as to trading in the Company’s securities.

Insiders who have access to material, non-public information regarding a public company other than the Company, or about such other company’s products or activities, are prohibited from trading in the securities of these other public companies. In considering whether confidential or proprietary information of another company is material, Insiders should remember that the threshold for what is considered material may be different for other companies than it is for the Company.

V. Definition of Material Non-Public Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell Company Securities or the securities of another public company. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Determining whether information is material is not always straightforward; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists as to whether information would be considered “material,” the information should be presumed to be material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

•
information concerning clinical trials and their results, intellectual property, regulatory approvals or other developments (positive or negative), product or technological plans, developments or agreements;
•
annual or quarterly financial results that are known but have not been publicly disclosed;
•
projections of future earnings or losses, or other earnings guidance;
•
earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•
merger, acquisition, joint venture, partnerships, strategic alliances, collaborations or investment proposals, or the cancellation of such a strategic relationship;
•
changes in strategic plans;
•
the status of the Company’s progress toward achieving significant Company goals;
•
significant expansion or curtailment of operations;
•
material information regarding an existing or potential customer or supplier;
•
unusual borrowings;
•
public or private securities offerings;
•
litigation (pending or threatened);
•
changes in certain senior management or members of the Board of Directors;
•
communications to or from regulatory agencies or other significant regulatory developments;
•
new product launches or the introduction of new business strategies;
•
a stock split;
•
listing on or delisting from a stock exchange;
•
new major contracts, customers, distributors or suppliers, or the loss of any of the foregoing;
•
material changes in the Company’s pricing or cost structure for its products;
•
a company restructuring;
•
a significant cybersecurity incident;
•
significant related-party transactions; or
•
similar information concerning a significant subsidiary, business unit or investment.

Non-Public Information. Information that has not been widely disseminated to the public is generally considered to be non-public information. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the Securities and Exchange Commission (the “SEC”) that is available on the SEC’s website, through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs or publication in a widely-available newspaper, magazine or news website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading day after the information is released. If, for example, the Company were to make an announcement prior to the start of trading on a Monday, a person covered by this Policy should not trade in Company Securities until the start of trading on Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you are unsure whether you are in possession of material non-public information, you should consult with the Chief Executive Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any Company Securities. However, you are responsible for determining whether you are in possession of material, non-public information and any action on the part of the Company, the Chief Executive Officer or any other employee or director pursuant to this Policy or otherwise does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

VI. Special and Prohibited Transactions

Both for the protection of Insiders and the Company, it is important to avoid even the appearance of insider trading or disclosure of material, non-public information. Therefore, it is against this Policy for Insiders to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative, or may give rise to an appearance of impropriety. In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•
any sales of a class of Company Securities within six months after the purchase of that class of Company Securities, except pursuant to a properly authorized 10b5-1 trading plan (as defined below);
•
trading in call or put options involving Company Securities and other derivative securities;
•
engaging in short sales of Company Securities (i.e., sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock);
•
holding Company Securities in a margin account;
•
entering into any “equity” or “performance” swap or exchange agreements or similar arrangements;
•
all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and

•
pledging Company Securities to secure margin or other loans.

If you are unsure whether a particular transaction is prohibited under this Policy, you should consult with the Chief Executive Officer prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

VII. Transactions Not Subject to Trading Restrictions Under the Policy

The trading restriction prohibitions in this Policy do not apply to:

•
the granting of options or other equity awards;
•
exercises of Company stock options provided that none of the underlying shares received are sold while in possession of material non-public information, except pursuant to a properly authorized 10b5-1 trading plan (as defined below);
•
transactions between Insiders and the Company with respect to grants under its equity incentive plan (or, to the extent applicable, granted outside such plan), including the exercise of stock options for cash, the vesting of restricted stock or restricted stock units (“RSUs”) or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding upon the exercise of stock options or the vesting of any restricted stock or RSUs;
•
bona fide gifts of Company Securities; provided that no Restricted Person may donate or make any gift during a period when they are not permitted to trade unless the donee agrees not to sell the Company Securities until such time as the Restricted Person is permitted to sell;
•
investments in publicly traded mutual funds; or
•
purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “10b5-1 trading plan”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Although exercises of Company stock options are not subject to the restrictions on trading in this Policy, such restrictions do apply to any sale of the underlying stock on the market in a “cashless exercise” effected through a broker or a “same day sale” of an option, except to the extent such sales are made pursuant to a properly authorized 10b5-1 trading plan. In addition, any sale of the underlying securities acquired upon the exercise of an option or RSU is subject to this Policy.

VIII. Additional Procedures Applicable to Restricted Persons

Blackout Periods. All officers and directors of the Company, as well as certain key employees listed on Annex A hereto (as may be amended from time to time), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving Company Securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in Company Securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in Company Securities beginning twenty-one days prior to the filing of each of the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K with the SEC and ending on the beginning of the first trading day following public disclosure of the financial results for that quarter or the full year. Attached hereto as Annex B is a list of the blackout periods for the current and next fiscal year, which shall be updated from time to time.

Special Blackout Periods. In addition, from time to time, the Company may impose special blackout periods on Restricted Persons and/or other employees if, in the judgment of the Chief Executive Officer and external legal counsel, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Restricted Persons or other employees of the Company become subject to a special blackout period, such persons are prohibited from (i) trading in Company Securities and (ii) without the consent of the Company, disclosing to others the fact that they are subject to such special blackout period. These special blackout periods may vary in length and may or may not be broadly communicated to Insiders. Unless otherwise specified, the Company will re-open trading after the second full trading day following the date of public disclosure of such significant corporate developments. If, for example, the Company imposed a special blackout period in connection with a significant corporate development that was disclosed during trading hours on Monday, the Company will not re-open trading until pre-market on Thursday, unless otherwise specified by the Company.

Pre-Clearance Procedures. Restricted Persons must obtain prior clearance from the Chief Executive Officer, or the Chief Financial Officer, or such persons’ designee(s), by submitting (in writing or via email) the information contained in the Request for Clearance to Trade as set forth on Annex C attached hereto, before such person makes any purchases, sales or gifts of Company Securities, regardless of whether a blackout period is then in effect. A Request for Clearance to Trade should be submitted at least two business days in advance of the proposed transaction. In evaluating each proposed transaction, the Chief Executive Officer, or the Chief Financial Officer, or such persons’ designee(s), will consult with senior management and outside counsel, if necessary, before clearing any proposed trade. The Chief Executive Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities. Clearance of a transaction is valid for no more than the 5-business day period (or such shorter period as may be prescribed in the pre-clearance form) immediately following receipt by such person of such clearance.

IX. Rule 10b5-1 Plans

The Company permits all directors, officers and other employees to adopt a 10b5-1 trading plan pursuant to the Company’s procedure for adopting such a trading plan. All directors, officers and other employees must obtain pre-clearance prior to entering into, modifying or terminating a 10b5-1 trading plan. The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan.

X. Section 16 Requirements

All officers and directors are required to comply with Section 16 of the Securities and Exchange Act of 1934, as amended, and related rules and regulations which set forth reporting obligations as well as limitations on “short swing” transactions. The Company will make all required Section 16 reports on behalf of its directors and officers, however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning Section 16 compliance to the Chief Executive Officer.

XI. Consequences of Violations

The purchase or sale of Company Securities while aware of material non-public information, or the disclosure of material, non-public information to others who then trade in Company Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip material non-public information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XII. Administration of the Policy

The Company’s Chief Executive Officer, and in such person’s absence, an employee designated by the Chief Executive Officer, in consultation with internal and external legal counsel, shall be responsible for administration of this Policy. All determinations and interpretations by the Chief Executive Officer (or his or her designees) shall be final and not subject to further review.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Executive Officer.

XIII. Certification

You must sign, date and return the Certification set forth on Annex D attached hereto (or such other certification as the Chief Executive Officer may deem appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

Annex A

Restricted Persons

•
All Employees

Directors:

•
Wesley Kaupinen
•
George M. Jenkins
•
Todd C. Davis
•
Tadd Wessel
•
Christopher Kiritsy
•
Elaine J. Heron

Annex B

[***]

Annex C

Request for Clearance to Trade

To:	Palvella Therapeutics, Inc.	Attention: Chief Executive Officer
	125 Strafford Avenue, Suite 360	Phone Number:
	Wayne, PA 19087	E-mail:

Name:	Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Palvella Therapeutics, Inc.

Type of Transaction:

☐ I wish to purchase shares of common stock. Number of shares of common stock to be purchased: __________________

☐ I wish to sell shares of common stock. Number of shares of common stock to be sold: __________________

☐ I wish to gift shares of common stock. Number of shares of common stock to be gifted: __________________

☐ Other: __________________

Expiration Date for Transaction: ______________________________________________

If the request is for a member of my immediate family or household:

Name of Person:	Relationship:

I hereby represent that I am not aware of any material, non-public information concerning Palvella Therapeutics, Inc. or its subsidiaries at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Palvella Therapeutics, Inc. or its subsidiaries prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the Chief Executive Officer, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date	Signature

Approved by:

Chief Executive Officer	Date

Annex D

Certification

I hereby certify that:

1.
I have read and understand Palvella Therapeutics, Inc.’s (the “Company”) Insider Trading Policy (the “Policy”). I understand that the Chief Executive Officer is available to answer any questions I have regarding the Policy.

2.
Since I have been affiliated with the Company, I have complied with the Policy.

3.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date: